Exhibit 99.1

Xerium Technologies

Q4 2011 Earnings Call

March 14, 2012 9:00 AM ET

Operator

Ladies and gentlemen, welcome to the Xerium Technologies Fourth Quarter 2011 Financial Results Conference Call on March 14, 2012. [Operator Instructions] I will now hand the conference over to Kevin McDougall, Executive Vice President and General Counsel. Please go ahead, sir.

Kevin McDougall

Thank you, and welcome to Xerium Technologies Fourth Quarter 2011 Financial Results Conference Call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies and Cliff Pietrafitta, Executive Vice President and Chief Financial Officer. Stephen will start the discussion this morning with an update on our progress, and then we’ll provide further financial details with respect to the quarter. Subsequently, we will open up the lines for questions.

Xerium Technologies financial results for the quarter were announced in a press release after market closed on Tuesday, March 13, 2012. Notification of this call was broadly disclosed and this conference call is being webcast using the link on the Investor Relations homepage on our website at www.xerium.com. We have also posted a slide presentation on our website, which we will refer to during this conference call.

I’d also note that we’ll make comments today about future expectations, plans and prospects of the company such as our general expectations for 2012. These statements constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in Tuesday’s press release, in our slide presentation and in our SEC filings. The forward-looking statements represent our view as of today, March 14, 2012, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures, such as adjusted EBITDA that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance, and therefore, believe will assist you in better understanding our company. Reconciliations of these measures to the comparable GAAP numbers are available on our press release and in our materials, which are each posted in the Investor Relations section of our website at www.xerium.com.

With that, I’d like to turn the call over to Stephen.

Stephen Light

Thanks, Kevin. Good morning, ladies and gentlemen. Thanks for joining us this morning to discuss Xerium’s fourth quarter and full year results for 2011. This morning, I’m going to speak mostly about the full year and Cliff and I will take your questions on our quarter and year, once we finish our prepared remarks.

2011 can best be reviewed as two separate periods, each with markedly different customer demand dynamics. The first half of 2011 was characterized by month-over-month increases in paper production tonnage in all regions, with significant strength in Europe. In fact, through the end of the first quarter, according to the Confederation of European Paper Industries, or CEPI, European paper tonnage had increased over the same period in 2010 by 2.6%. And according to Bracelpa, South American tonnage had increased by 1% over the same period in 2010. North America was also strong in the first half [of 2011], where newsprint exports to Europe buoyed tonnage production. While Asian data is more difficult to acquire, our internal estimates placed production growth well above 5%.

As a consequence, we enjoyed the strong first half [year] bookings shown on Charts 3, 4, and 5 of the presentation we released last night. Our consolidated bookings for the first half year totaled $298.3 million, a 4.5% increase from 2010’s second half of $285.4 million. Backlog grew by $10.9 million for the second half — from the second half of 2010 through the first half of 2011.

The first half of 2011 was distinguished by customers not only making increasing amounts of paper, but they were also replenishing their inventories of paper machine clothing that had been depleted during the recession. And they were performing required roll recovering and mechanical service work that had been deferred during the same period.

Paper machine clothing and industrial textiles accounted for 63% of total bookings, while rolls and mechanical services accounted for the remaining 37%. The change in our historical rolls segment mix to 37% of revenue versus our typical 34% was primarily related to 2 factors. The first was very strong growth in our Chinese roll covering business, resulting from our initiative to broaden our product offering there to include more types of covers, more new products and the addition of spreader roll recovering, which had not been a product we offered in China, but which accounts for more than 22% of our total rolls segment revenue globally. The second influence on segment mix was the continued softness of our North American and European industrial textiles product line, whose customers are closely related to building construction, which decreased PMC segment bookings. During the first half of 2011, our PMC factories were fully occupied with heavy overtime, particularly in the press felt product line, as we worked to reduce our backlog and shorten our order to delivery lead times, in response to customer needs. You may recall that our investments to increase press felt capacity were not yet fully online during the first half of the year. The first half of 2011 was also marked by a rapid increase in material costs driven primarily by the rise in prices of raw materials used in the production of PMC and roll covers, specifically oil-based yarns and synthetic and natural rubber.

As the second half of 2011 began, paper tonnage production rates globally began a sharp decline with Europe’s year-over-year decrease beginning earlier in May according to the CEPI. According to Bracelpa, South America began slowing in Q3 at about the same time we witnessed Asia also slowing, but Asia continued in positive territory. Remarkably, North American demand for our clothing products strengthened in the second half [of 2011], while rolls demand cooled. Consequently, Xerium’s bookings declined 12.3% to $261.7 million, as mill curtailments and machine shutdowns increased and customer inventory replenishment was completed.

Our tracking of customer inventories revealed that by the summer of 2011, customer inventories had been replenished to between 85% and 90% of January 2007 levels, the period we use as our benchmark. Most notable was an increase in the inventory of press felts. Our customer survey data shows that their inventories stabilized in Q3 at levels well under the amount seen in November 2008, ahead of the recession, when inventories were 15% above January 2007 levels.

Besides the paper production decline in the second half of 2011, numerous other headwinds came to bear on Xerium during the year. Raw material prices, the price we pay for rubber and oil-based products such as the yarns, fibers and polyurethanes I mentioned, that we use on our high-technology roll covers, rose as much as 14% during the year. The cost impact of these increases and material mix change during the year are estimated to have been approximately $7 million.

Globally, material cost increases in the rolls segment increased 12.7%, costing Xerium close to $5 million. Yarn costs also increased in many regions a comparable or greater percentage, but these cost increases were offset by substantially improved weaving yields, supplier negotiations, and in some instances supplier changes and increased direct labor productivity. Overall, yarn cost increases added approximately $2 million of cost in 2011, net of the cost reductions I’ve just mentioned.

During the second half of 2011, we experienced an accelerating regional shift, as Europe slowed and Asia continued to prosper. The shift in our revenue source from our most profitable geographies to our least profitable, that is Europe to Asia, is demonstrated by the percentage of revenue each generated in the first half

[of 2011] versus the second half [of 2011]. In the first half [of 2011], Europe accounted for 39.8% of revenue, while Asia was just 15.4%. In the second half [of 2011], with Europe slowing and Asia continuing to grow, Europe declined to 36.8% and Asia increased to 18.2%. Asia’s sales occur at lower market prices than Europe’s for similar products, and owing to the logistics costs we incur to transit product we make in other regions into Asia, our gross margins are considerably lower there.

Meanwhile, our rolls segment continues to experience the shift in customer behavior attributable to extended roll cover life. And of equal significance, following lessons they learned during the recession, customers demonstrated a willingness to operate with roll covers longer between service events. While rolls sales increases a percentage of our total revenue, a portion of this increase is attributable to mechanical services contracts we accepted as a representative of a third-party mechanical contractor in North America. The gross margins we received from these third-party mechanical service orders is well below the margins for roll cover work we perform in our own plants.

In order to reduce the impact of the headwinds I’ve described, the company proactively worked on further reducing its cost structure during 2011. Some notable achievements were accomplished. For example, we were able to increase sales per employee from last year’s — or from 2010’s, $163,800 to $171,100, a 4.5% real productivity improvement. While revenues grew 7%, we held headcount essentially flat, increasing just 1.3%, all of which occurred to support increased Asian clothing and roll productions operation.

We brought our Japanese factory back online within a month of the tsunami and earthquake and returned that plant to full production in December. We completed all capital expenditures and started up the incremental South American press felt capacity we’ve discussed earlier, giving us the ability to substantially reduce our delivery lead times and overtime expenses. Our new product initiatives enabled us to grow our market share in North America in all 3 PMC product lines, where increased [market] share more than fully offset the decline in demand for forming fabrics and enabled us to grow four times faster than the increasing demand for press felts. Our analysis shows that once the short-trial pricing period of new products is completed, most of these new products deliver improved gross margin when compared to the products they replace.

SmartRoll, our patented pressure-sensing roll, about which I’ve spoken previously, enjoyed a terrific year. We previously announced the receipt of our 200th order since product launch in 2009. Today, SmartRolls are operating on every continent and helping to produce every grade of paper. SmartRolls contributed 7.6% of all roll cover revenue and approximately 5% of total rolls segment revenue. The product is proving to be earning high customer loyalty, as only one of the approximately 175 SmartRolls in operation has been recovered without the smart feature. As of today, no competitor has a commercially proven SmartRoll alternative available, although one is trying.

During the second half of 2010, we implemented a new logistics process for shipments into Asia, which is reducing the added cost for that traffic. We estimate full year savings will approach $1 million. And in May, we refinanced our debt into to two tranches, consisting of 7-year bonds and a 6-year term note that reduced our cash interest expenses by $3.6 million annually. But notwithstanding these improvements, as a consequence of the decline in paper production in the second half and stabilized customer inventory, we began planning for a substantial production slowdown to occur in Q4. Our goal was to avoid a cash-consuming increase in our inventories should customer demand remain slow, which they have.

We executed this slowdown in Q4 through production curtailments and plant shutdowns throughout the quarter which resulted in under-absorbed fixed-cost overhead. Simultaneously, we delayed or canceled deliveries of raw materials to the maximum extent possible. These actions resulted in a substantial reduction in inventory from the third quarter. At year-end 2011, inventory turns reached 4.5 versus 2010’s 4.2.

Now I’ll give the call over to Cliff for his remarks and return with a few comments about 2012.

Cliff Pietrafitta

Thank you, Stephen. I’d like to start off by referring to the sales chart on Page 9 of the slides. Sales for the quarter increased 0.4% to $145.2 million from $144.6 million in the fourth quarter of 2010. Currency exchange rate differences accounted for a slight reduction, while sales improved 0.8% from an operational standpoint compared to the fourth quarter of 2010. This operational improvement was comprised of 4.2% growth in our clothing business, primarily press felts, and a decline of 5.1% in our rolls business.

On a sequential basis, sales for the fourth quarter decreased 2% compared to the third quarter of 2011, as currency exchange differences accounted for a 3% decline in sales, while sales volume grew 1%. On a full year basis, sales increased 7%, as currency exchange rate differences accounted for 3% of our growth, while the remainder was due to growth in our clothing and roll cover volume of 4.2% and 3.7%, respectively.

Gross margin as a percentage of sales declined to 34.6% of sales in the fourth quarter of 2011, from 40.3% of sales in the fourth quarter of 2010, largely as a result of: (1) the unfavorable absorption of production costs in the fourth quarter of 2011 due to a concerted effort to decrease production and reduce inventory; (2) a favorable recovery of inventory reserves in the fourth quarter of 2010 that did not reoccur in 2011; (3) increased material costs, particularly in our roll covers business; and (4) higher sales growth in regions and products with lower gross margins.

Compared to the third quarter of 2011, gross margin dollars declined 7.4%, while gross margin as a percentage of sales decreased to 34.6% from 36.6%, largely as a result of unfavorable factory overhead absorption, driven by reduced production in our rolls and PMC segments. Capitalizing on this reduced-production activity, we reduced our inventory by approximately $8 million compared to the third quarter of 2011. On a full year basis, compared to 2010, gross margin dollars improved by $1.8 million or [0.9%], while gross margin as a percentage of sales declined 2.3 percentage points from 39.1% to 36.8%. Specifically, when looking at the primary drivers of the 2.3% reduction in gross margin rates from 2010 to 2011, regional and product mix accounted for 0.9 percentage points, increased material costs, primarily in our rolls business accounted for 0.8 percentage points, and the impact of foreign currency differences accounted for 0.4 percentage points.

Moving on to the chart on Slide10, selling, general and administrative expenses and research and development costs increased 2.5% to $37.2 million for the fourth quarter of 2011 from $36.3 million in the fourth quarter of 2010. Foreign currency exchange rates provided a favorable variance of 0.5% compared to the fourth quarter of 2010. We experienced cost increases due to higher bank and legal fees, higher bad debt reserves and higher property taxes, along with modestly higher selling and research development costs and a non-recurring gain from the sale of property in Brazil in the fourth quarter of 2010. These cost increases were partially offset by lower incentive compensation expenses in 2011.

As a percentage of sales, SG&A and research and development costs increased slightly to 25.6% from 25.1% of sales in the fourth quarter of 2010. Total SG&A and research and development expense for the year ended December 31, 2011, declined 3.5% to $153.5 million from $159.1 million. This reduction was the net result of expenses incurred related to the reorganization in 2010, reducing incentive compensation expense in 2011 and higher selling compensation expenses in 2011, partially offset by the impact of unfavorable foreign currency differences.

Income from operations declined in the fourth quarter of 2011 by 34.5% to $12.7 million from $19.4 million in the fourth quarter of 2010. Aside from the significant impact of unfavorable factor absorption in the fourth quarter and the impact of significant recoveries related to slow-moving inventory in last year’s fourth quarter, the quarter-to-quarter comparison was also negatively impacted by a non-recurring gain on the sale of property in South America in 2010. But the full year 2011 income from operations improved 35% to $61.1 million from $45.3 million in 2010.

Net interest expense improved 23.6% to $9.4 million in the fourth quarter of 2011 from $12.3 million in the fourth quarter of 2010. This decline in interest expense reflects lower current interest rates and debt balances, and the amortization of interest rate swap costs in 2010, net of higher deferred financing cost amortization in the current year’s fourth quarter. The decrease in interest rates and the increase in deferred financing cost amortization are results of the refinancing in May 2011. Cash interest expense in the fourth quarter of 2011 was $8.9 million.

For the full year, interest expense improved 31% to $39.2 million from $56.8 million in 2010. The significant reduction in 2011 was due to $9.7 million of interest rate swaps amortized in 2010, lower current interest rates and debt balances and reduced amortization of deferred financing costs in 2011. The lower current interest rates were the result of the refinancing of the company’s debt in May 2011. The reduced borrowing levels and amortization of deferred financing costs are primarily related to the company’s reorganization in 2010.

Income taxes as a percentage of pretax income were 28.4% in the fourth quarter of 2011 and 56.6% for the full year ended December 31, 2011. Our overall effective tax rate for the full year reflects the fact that we have losses in certain jurisdictions, such as the United States, where we receive no tax benefit. The improvement in the effective tax rate in the fourth quarter was principally due to the impairment of a German deferred tax asset recorded in the fourth quarter of 2010 combined with other changes in tax reserves.

Net income and diluted earnings per share increased to $2.4 million or $0.16 per diluted share in the fourth quarter of 2011 from $0.7 million or $0.05 per share in the fourth quarter of 2010. On a full year basis, 2011 net income improved to $8.2 million or $0.54 per diluted share from a loss of $73.1 million or $7.29 per diluted share for the comparable year ended December 31, 2010.

Page 11 of our slide deck displays our adjusted EBITDA results for the fourth quarter of 2011. Adjusted EBITDA as a non-GAAP measure by which we manage compliance where there are existing financing agreements and provides both a liquidity and financial performance measure of the business. Adjusted EBITDA on the fourth quarter of 2011 decreased to $22.7 million from $35.3 million in the fourth quarter of 2010. On a year-to-date basis, adjusted EBITDA declined 5.6% from $114.1 million to $107.7 million, representing 18.4% of net sales.

The data on Slide 12 shows improvement in trade working capital from the third quarter of 2011 from 26.7% of sales to 25% of sales. This improvement is primarily related to an $8 million reduction in the inventory and an increase in trade payables of $3.1 million. Looking back to the fourth quarter of 2010, trade working capital increased from 24.6% of sales to 25% of sales, as a result of increased inventories and large vendor payments which were made just after year end in the prior year.

Capital expenditures for the year-to-date period totaled $30.2 million. Capital expenditures for 2011 consisted of $12.2 million in growth CapEx and $18 million in maintenance CapEx. We currently expect 2012 capital expenditures to also be approximately $30 million.

Net cash from operating activities totaled $14.4 million in the fourth quarter of 2011, despite the fact that the company made $13.3 million of annual and semi-annual interest payments during the quarter. For the full year, the company generated operating cash of $45.2 million or $3 per diluted share. This cash, along with $7.8 million of net proceeds related to the sale of assets, was used to purchase $30.2 million of capital expenditures, repay $14 million of debt and increase the company’s unrestricted cash position by $4.9 million. At year end, we had $43.6 million of cash on hand and $17.1 million of borrowing availability. During the first quarter of 2012, we paid down $12 million on our bank term loans.

Stephen Light

Thanks, Cliff. As 2012 opens, we see continuation of the same issues of European financial instability that concerned our customers and us in the second half of 2011. We are also recipients of a recent paper company CEO survey released by PriceWaterhouse, in which 53% of paper industry CEOs are said to expect global economic decline during the year. As a consequence of all these inputs, we’re expecting our first half production to closely approximate last year’s second half. However, we expect a strong recovery will occur in our 2 segments in the second half of 2012 based upon customer inventory data and continued new product-driven market share gains.

Even if 2012 simply repeats the second half of 2011, we believe we will be in decent shape relative to our financial obligations. To Xerium, the challenges of a smaller market will be dealt with head on. Our actions for 2012 to offset the likely continued increases in our raw material costs and diminished paper tonnage include: driving new product revenues to gain share with existing customers and gain new ones in emerging markets. I expect to achieve our long-standing goal of 60% of revenue from products developed in the prior 5 years by the end of 2012, and that this growth will continue to result in Xerium gaining share in its mature markets. Once again, as we complete customer trials of new products and the trial pricing period ends, these products have been shown to contribute to Xerium’s bottom line through improved margins. We will redouble our yield and productivity initiatives to continue to offset increased yarn prices, which are being driven by rising oil prices. Last year, our dryer yields, as measured by tons of raw materials purchased versus tons shipped to customers, reached nearly 70% as compared to just over 50% in 2008. Forming yields, which are now in the low 60% range today, increased from about 50% in 2008. We anticipate forming yields moving closer to dryer yields, as more new products, which bring manufacturing standardization become a larger portion of our output.

We intend to use our new press felt capacity to reduce lead times and recapture customers we had to abandon, particularly in Asia, because we could not produce as much product as customers wanted. We plan to raise prices for our products and services in order to offset the increased costs we expect to experience in 2012 and to recover the ground we lost in 2011. While we began increasing prices in mid-2011, it was extremely difficult to gain much traction when demand softened later in the year. I expect that with the second half market strength we anticipate, the environment will be far more favorable for positive pricing actions.

I expect our Asian businesses to continue their strong growth rate, which approximated 20% in 2011 versus 2010. To the extent possible, we are removing excess headcount throughout the company. These actions are being made possible by process improvements we’ve been able to identify and include sales, service and back-office functions. To continue our new product focus, 2012 R&D spending is unaffected.

And finally, we are closely examining our production footprint to identify opportunities to further consolidate and eliminate underutilized assets. We’ve made good progress over the past few years with restructuring, but as the industry continues to evolve, we need to have the flexibility to reshape ourselves as well. While I will not elaborate on this important review, I will acknowledge that it is underway today, and we’re making good progress towards beginning implementation actions shortly. Some of the projects being considered will extend beyond 2012 and are expected to generate margin recovery savings for many years to come.

Now, finally, I’d like to address the question I’ve received about a competitor’s public remark concerning my forthcoming retirement. Beginning in 2008, Xerium began to conduct a comprehensive annual succession-planning process, which enables us to examine our talent pool at many levels of the organization and compare it to the challenges and strategies the company has before it. I began to discuss my personal career aspirations and timeline with our board during this process approximately a year ago. The strategic challenges the company faces today, while different from those we faced in 2008 when I joined the company, will require stable leadership for many years to come. The board and I carefully considered leadership alternatives for the company, as I am now past the age at which most CEOs have already retired.

Late last year, we agreed on our plan to seek my replacement and announced that plan as an 8-K we issued in mid-December. To facilitate this leadership transition process, we’ve retained the services of the same recruiting firm that brought me into the company. While the recruiting work is underway and interviews are ongoing, I can tell you that as of today, no candidate has been selected, no offers have been extended, and no timeline for the transition of responsibilities exists, nor will one exist until the right person is identified.

Meanwhile, there’s no change in our strategy of rightsizing the company to position our assets where they can contribute the best, bringing out new products to grow [market] share and improve profitability and using a portion of our free cash flow to extinguish our outstanding debt as we did just a few weeks ago.

This concludes the prepared remarks for this morning. Tisha, we’re ready for questions from our attendees.

Questions & Answers

Operator

[Operator Instructions] Your first question comes from the line of Kevin Cohen with Imperial Capital.

Kevin Cohen - Imperial Capital, LLC, Research Division

Stephen, I’m wondering if you could give us a little bit of color, just in terms of the production uptick you guys are expecting in 2H [second half of 2012] versus 1H [the first half of 2012]. Any sort of order of magnitude you could furnish around that?

Stephen Light

We’re looking for very strong recovery in the second half [of 2012]. Most of the paper company executives that I’ve spoken to and my sales teams have spoken to, think the second half [of 2012] will be strong. And I would — rather than give you a specific forecast — I think the parallel was more towards the first half of 2011.

Kevin Cohen - Imperial Capital, LLC, Research Division

Got it. I guess, in terms of the price behaviors seen out there broadly in the marketplace, you talked about the difficulty of getting price hikes. Are you seeing price cutting out there? Or is it just simply more stable, and price hikes are struggling to get traction?

Stephen Light

Kevin, that’s a great question. We are seeing varying behavior by region and by product. The rolls segment is very competitive right now. The number of rolls that are being recovered is going down, as customers extend the life of their rolls. And we’ve looked at this very carefully to see whether this is going to be a structural change or continues a structural change, and we really see that it does. This is — as new roll products have better wear characteristics, the rolls run longer, the number of rolls to cover each year is diminished, and that makes the market extremely competitive. So I think the major roll covering companies — and, of course, there are primarily 3 of us: there’s Metso, Voith and ourselves— I think each of us is looking at our footprint and our ability to cycle product through our facilities more quickly, and hence, the question of do you need all this facility? On the PMC side, pricing behavior seems to be quite mature. We’re not seeing any odd behavior there. There have been a few rare instances of offers of consignment inventory. And I think most folks would understand that, that’s not something that Xerium favors at all. We think that’s a bad practice, so we’re happy to see that it’s not prevalent, but we’re keeping our ears piqued, if you will, about whether it’s going to increase.

Kevin Cohen - Imperial Capital, LLC, Research Division

And then lastly, before getting back in the queue, I guess, in terms of the mix issues that started to emerge, perhaps more so in 2H ‘11[second half of 2011], when you think about the mix on a blended basis in 2012, do you think that it’ll mirror what we saw in 4Q ‘11 [fourth quarter 2011]? Or would you think that it progressively sort of weakens, if you will, from a margin standpoint, given the growth in Asia and your comments earlier about Europe still being a bit of a struggle, at least in 1H ‘12 [the first half of 2012]?

Stephen Light

Mix is a very complicated subject for us. So let’s start at the highest level, and that’s mix between segments. As I indicated, the rolls segment became about 3 points of mix stronger than it had been historically. We see that basically driven by SmartRoll and driven by the expansion in Asia. We’ve done very well with our roll covering plants in Asia, and we’ve got a terrific management team over there. They’re really customer focused and, of course, the Asian market is growing as more indigenous production occurs and more new machines are being built in Asia by indigenous producers as opposed to Voith or Metso or even Andritz. So, I think you’ll see rolls maintain a very strong position. Then that moves us into the geographic question. And, of course, Europe is really struggling. I’m constantly being reminded that Greece is only 3% of the European GDP, and Greece is not going to wag the dog, if you will, but it sure feels that way from here, and there’s a lot of trepidation in the minds of our customers about where that economy is going. So I don’t expect Europe to affect any kind of a rapid recovery. The strength we’re seeing in the United States or particularly in North America appears to be very solid and is expected to continue. I don’t expect very much from South America. The most recent forecast we’ve seen has said a 2.7% tonnage increase. As of November of last year, it was actually negative 0.1%, and then in December it’s a positive 0.1% for the year. So I think the regions are going to look very much like they did in the fourth quarter, with Europe low, North America dominant and then Asia. And then that brings us into the product families inside of clothing, particularly with forming press and drying. We see press as very strong. In the second half of last year we fired up the remaining capacity that we had in Australia, and we have completed now the startup of all the equipment in South America. So we see press as very strong. Forming is a little bit like rolls, in that the new forming products last longer. Customers are squeezing every bit of life out of them if they can, so I think we’ll see a gradual mix shift there to more forming and less — or I’m sorry, more press and less forming. So I know that’s a complicated answer, but I think this is very much a dynamic. And the one driver we have throughout all of this is the introduction of the new products, which — I didn’t give you the statistic, but it’s 51.2% of revenue in the fourth quarter driven by new products. Now that compares to 19% in 2008, so you can see the enormous product line turnovers we’ve had.

Kevin Cohen - Imperial Capital, LLC, Research Division

And then lastly, I guess, in terms of the cost of the production curtailments, did the company articulate a number around the sort of opportunity cost or the EBITDA impact in 4Q [fourth quarter] from that? And then, I guess, a continuation of that, do you expect any further production curtailments in the first half of the year [2012]? Or do you think that was sort of a one-time event?

Cliff Pietrafitta

Kevin, the production curtailments that we put in place in the fourth quarter accounted for approximately 2 points of the margin in the fourth quarter. The bulk of that has gone through in the fourth quarter. There is some impact that gets hung up on the balance sheet then comes through [the income statement], but the vast majority of that is going through in the fourth quarter [of 2011].

Kevin Cohen - Imperial Capital, LLC, Research Division

And now you’re referring to gross margins, Cliff, or EBITDA margins?

Stephen Light

Gross margins.

Operator

Your next question comes from the line of T.R. Dimechkie with Sidoti.

T.R. Dimechkie – Sidoti

I guess, most of my questions have been answered, but, I guess, overall, I mean, do you guys view this — sort of second half of ‘11 [2011] as a cyclical decline in the paper industry? And to the extent that you can, can you talk about whether these changes your plans as far as reducing capacity to match demand?

Stephen Light

Let’s see if we can deal with the first one. We’ve been looking very hard at the paper cycle, and it appeared to us that historically, the cycle in the paper industry had been a 7-year cycle. And as we came out of the recession, one of the things that folks, I think, in the supply side to the paper industry were concerned about was whether there would be an over-exuberance of rebound. Whether the recession would end with a V-shape or maybe a lazy L. And I think what we’re seeing is more of a W. That we had a really, really strong recovery in the second half of ‘10 [2010] and the early part of ‘11[2011]. I mean, the market was booming as we indicated. [Part] of that was driven by inventory replenishment. It was, of course, impossible to predict how much inventory customers would actually rebuild, so when they stopped that process at about 85% to 90%. And I want to point out that customer inventories have been stable now for the last several months, but we’re not expecting to see any additional buildup or rebuilding or any draw down. But when the inventory accumulation slowed, and then paper demand slowed with the European crisis, we got the first start of the down cycle. We think that cycle is now 3 years, and that we’re about 12 to 14 months into the down cycle. So, as indicated in the first quarter of 2012, I mean, things haven’t changed a great deal from the latter part of 2011. But we are anticipating they’re going to turn back up. We’ve modeled the shape of this down to the last one. The amplitude, of course, is quite a bit less, but the shape is not too dissimilar. So we’re thinking second half looks quite a bit healthier.

T.R. Dimechkie - Sidoti

Sure. Terrific. Can you talk a little bit about gross margin, I guess, in Q4? I know you listed several factors, I mean, I guess, which ones, and maybe I missed it earlier and I apologize for that, but which ones are sort of more important? And then just going forward, the way we should think about it a little bit, gross margin.

Cliff Pietrafitta

Let me give you some numbers on that, T.R. The biggest issue was the absorption in the plant production costs. That cost about 1.8 points in the gross margin. The second biggest issue was in Q4 of 2010, we had a recovery on some — on the sales of some slow-moving inventory that had previously been fully reserved. That accounted for about 1.1 points. The next piece is 2 of the mix issues that Stephen referred to earlier. The first being on the Rolls — I’m sorry, and the regional side of the business, which accounted for about 1 point of margin; and the second being the product mix between the types of products whether it be press felts, forming, dryers on the clothing side or rubber rolls versus spread roll versus mechanical services on the rolls side. Those issues cost about 0.8 points of margin. And then on the material side, it’s about 0.7. So if you total that up, that would be 5.4 points of margin, the total change from quarter-to-quarter Q4 ‘10 [2010] to Q4 2011 was 5.7 points, so that’s the majority of the issue there.

T.R. Dimechkie - Sidoti

Okay. Great. And then just going forward, I mean, is there anything new that we should be paying attention to for gross margin for first half of ‘12 [2012]?

Stephen Light

Well, of course, we’re not satisfied with how the business performed in the fourth quarter. We were faced with the headwinds that we described, but nonetheless we are not going to continue to run at those kinds of levels. So we’re attacking material costs — as I mentioned, we’re attacking the labor cost by doing selective reductions. And we’re looking very hard at our footprint and how we can reshape the company, reshape the manufacturing footprint to more closely match what we consider to be a new reality. And of course, that has a very strong bearing on where products are made and how many factories we have. Our improvements in yield from our existing factories has been so dramatic that in some product lines, certainly not press felts, but in others, we find ourselves with a situation that we have excess capacity. We didn’t have that excess capacity in

2008, but because of the process improvements and the standardization that the new products have allowed us to create in the factories, we now have an opportunity to take a fresh look. The other dimension I think that’s changed is how quickly we can process rolls through our plants. Some years ago, lead time on a roll would’ve been 3 months, and we can comfortably turn rolls now in 4 weeks or less. I’m aware of situations where we’re turning a roll from customer receipt to shipment in less than 2 weeks and that begins to enable us to look at the geography of where our plants are located and whether we want to keep that number of plants and that spread. And last year, we closed a roll plant in Canada. We have not seen any loss in volume as a result of that closure. All of those products are being covered in other facilities that we’ve got, so we don’t — some of those old sacred cows are gone, and you should expect to see us react with that new data in this year in the first half, if not the first quarter.

T.R. Dimechkie - Sidoti

Terrific. As far as the SmartRoll, I think you mentioned in the release, 7%, you might have mentioned the 7.6% of roll cover, SmartRoll being 7% of roll cover revenue. I don’t know if you can talk about where we can expect that to go to. And if you can, great, if not, can you just maybe talk about what — sort of customer acceptance of it or what they — people are saying about it, I guess.

Stephen Light

Well, I’m happy to do that. We are well over the 200 orders that we announced as of January. That bookings rate continues to grow. What we’ve learned, and I think the marketing term is sticky, the product is very sticky. Customers who get it, like it. We have customers now, plural customers, who have more than 10 SmartRolls in their fleets. We have 14 or 16 proven applications in paper mills. We’re running tissue machines in China. We’re running pulp machines in South America. We’re running printing and writing in North America and Europe. And we are — SmartRoll has now been deployed everywhere. The numbers that I gave you were 7.6% of roll covers, which inside the rolls segment is the dominant portion of our business, and then approximately 5% of all rolls segment revenue. Since the product essentially becomes an annuity, once the customer has this, they continue to replace it. It will, over time — SmartRoll, over time will grow to be a very significant portion of the entire rolls segment revenue. And we, of course, have not stopped developing new versions of SmartRoll. We announced, I think, it was number 4.0 last spring, which opened up a whole new family of products. We’ve got 5.0 getting close to release. That’s a very exciting one — or a very exciting version. We’re not trying to keep up with Apple, in our rollout of products, but SmartRoll just opens a lot of dimensions. The most exciting — or one of the most exciting attributes of SmartRoll right now is there is no — as I indicated in my speech, there is no commercially proven alternative. There is one other company trying, but every place they’ve got their version — and I think there are 2 of them in North America, we’ve got SmartRolls running, and the SmartRolls are the ones that are being used. So we’re feeling very good about that whole process. And I think the product has real legs to it.

Operator

[Operator Instructions] Your next question comes from the line of Richard Kus with Jefferies.

Richard Kus - Jefferies & Company, Inc., Research Division

Can you talk a little bit more about the pressures that you’re seeing on the input cost side of things? I mean, I know you talked 12%, 14% type raw material cost inflation in 2011. And are you expecting something similar for 2012?

Stephen Light

Well, Richard, we certainly — let’s start with we certainly hope not. Oil prices in 2011 jumped from $70 a barrel to $100, and we were fundamentally able to offset all of that, except in the fourth quarter when production slowed down, we’re able to offset all of that by our yield and yield improvements. Which if you did that quick calculation on dryers, we went from 50% yield to 70%, that’s a 40% improvement in yield in 3 years. We see our yield improvement programs as continuing, and really getting traction this year in the forming side, where we’ve gone from 50% to 60%. Oil is sitting at about $106-$107 right now. It looks to be holding. Absent some macroeconomic situation, I don’t see anything that’s going to force it up a lot more than that. So I think we’re going to be able, on the yarn side, we’re going to be able to offset those costs by productivity and yield. On the rubber side, where it was 12.7%, there we’re a little bit of a slave to the oil or to the auto industry. What I can tell you is that we are consolidating our rubber purchasing. We have historically purchased on a spot-buy basis. Each of the plants has gone out and gotten their own. We’re now netting and consolidating to do that. We’re centralizing our mixing in fewer locations, and then sending the mixed rubber to the plants. We’re exploring group buying with a partner company we have in India in order to try to offset that. And we are looking at material substitutions as well in order to slow that down. In the fourth quarter, toward the end of the fourth quarter, we saw rubber prices nose over, so the effective increase would not have been 12.7%, but perhaps somewhere around 8%. We’re watching very closely now. We’re getting monthly commodity price indices and considering moving to — trying to get to weekly to buy on the spot side there, but — so long answer to that question, I think we can offset the oil prices at this point. Rubber remains the challenge, but we are all over trying to get lower rubber pricing.

Richard Kus - Jefferies & Company, Inc., Research Division

Okay. And then when you guys talk about your cost reduction initiatives and benefits you expect to see. I mean, what kind of magnitude are we talking in 2012?

Stephen Light

Richard, I don’t feel comfortable at this point describing that. As soon as that program is locked in, we’ll have something public to say about it. But I will tell you that it is significant.

Operator

Your next question comes from the line of John Pace with Stone Harbor Investments.

John Pace – Stone Harbor Investments

Just a couple of quick questions on volumes. Do you know what the volume trends were in the fourth quarter in your — in the clothing and roll covers businesses please?

Stephen Light

Volume trends, fourth quarter. Rolls were slow, pretty much slow everywhere with the exception of Asia.

Cliff Pietrafitta

In our remarks, we [indicated] that rolls sales were down 5.1% in the quarter, Q4-over-Q4, and PMC was actually up 4.2%.

John Pace – Stone Harbor Investments

But in terms of volume?

Cliff Pietrafitta

Yes, in terms of volume.

Stephen Light

That’s revenue. In terms of square meters and kilograms, is that what you’re asking, John?

John Pace – Stone Harbor Investments

Yes. I mean, obviously, sales is the function of volume price and FX, right? So just what’s sort of the volume impact there?

Stephen Light

North America volumes were very strong. I can’t give you the quantity specifically of square meters or kilograms produced, but the North American market, in terms of tonnage, actually — or in terms of total square meters produced of forming fabric went down, our volumes went up appreciatively. Not double digit but about 5% increase in forming fabric square meters in kilograms, and that’s how we sell press felts — or we measure press felts. The market went up less than 1 point, and we went up more than 4 points. Europe production square meters in kilograms was down in the range of 4% to 5%.

John Pace – Stone Harbor Investments

And in terms of the Asia impact?

Stephen Light

Asia was actually very strong in the fourth quarter, particularly driven by the recovery — surprising recovery in Japan. Our largest, single customer in Japan is Nippon Paper at the Ishinomaki Mill, and if you’ve been reading anything about the one-year anniversary of the tsunami, you’ll know that the Ishinomaki Mill was a few hundred feet off the ocean in the harbor at Sendai and took a 35-foot wave. Nobody thought that mill would come back. I was there in January. They had 3 of their 8 machines running. And they had purchased substantial amounts of fabric from our Japanese plant in order to facilitate the start up of the other 5 machines. So Japan really dominated Asia in the latter part of the fourth quarter. That won’t continue in January — has not continued in January or February, because now that mill is — has got the material they need. They’re loading the machines, and their biggest struggle today is trying to find people to run the equipment. China, of course, had the New Year’s, and that slows them. And they’re always slow in the first quarter.

John Pace – Stone Harbor Investments

Okay. So the fourth quarter for Asia was like any sort of order of magnitude? Up what, like 10%, 15%, something like that?

Stephen Light

Well, our total sales in Asia for 2011 grew 20%. And fourth quarter was not inconsistent with that.

John Pace – Stone Harbor Investments

Okay. So then, I guess, in terms on the fabric on the rolls side?

Stephen Light

Strong Asia, soft Europe. As Cliff pointed out, negative 5.1% on rolls. And that is very typical of an industry slowdown here in that the first thing that happens is that rolls don’t get sent out for recovering, and they get inventoried. Rolls are removed from machines when they were out, and they just sit next to the machine.

John Pace – Stone Harbor Investments

Okay, that 5.1% is predominantly volume then?

Stephen Light

That was volume, yes.

John Pace – Stone Harbor Investments

All volume, okay. Just a couple of questions about booking trends. Going back to Slides 3, 4 and 5, if you were to extend those lines out through January and February, kind of when you look — looking at where you were in November 2011 and December 2011, where would January and February kind of lie in that area? And what would be the trend?

Stephen Light

Well, that’s a very subtle question about our first quarter performance. And I think the way we.

John Pace – Stone Harbor Investments

Not so subtle, but.

Stephen Light

I think the way we address that is to say that the headwinds that we saw in the fourth quarter [2011] have continued into Q1 [2012]. And I think that our customers, my sense is, and what I’m being told, is our customers are being very cautious. All of them expect strong second half [2012] or strong recovery. They’re all not sure or none of them are sure when that recovery actually will begin.

John Pace – Stone Harbor Investments

Okay. So you haven’t seen a significant pickup then, in other words?

Stephen Light

It’s confirmed that we’ve not seen a significant pickup, yes.

John Pace – Stone Harbor Investments

Okay, that’s fair. And the final question, the South America capacity that’s being added. What sort of order of magnitude, in terms of capacity, and percentage of gross add to your clothing business? And how do you expect that to kind of ramp-up as you move into 2012?

Stephen Light

Sure. The capacity that we added in South America is specifically around our press felt business. Comparing capacity today to capacity in South America on press felts specifically, comparing today’s capacity to where it was 2 years ago, we have increased it about 225%, so well over double. And that capacity is fully online today.

John Pace – Stone Harbor Investments

Okay. And where is that running? That’s running at 100% then?

Stephen Light

We’re in the mid-90% utilization of that factory today.

John Pace – Stone Harbor Investments

Okay. All right. So we saw a pretty good ramp of that then in the fourth quarter then?

Stephen Light

You did on press felts. And our overall press felt capacity for the company which has been a real challenge for us starting with the recovery from the recession, is primarily driven by demand for new products. Our overall press felt capacity is up about 25%.

Operator

Your next question comes from the line of Nicholas Ware with Henderson.

Nicholas Ware - Henderson

Quick question. I think most of my questions have been answered, but I’m interested in paper production volumes and stock levels for your customers, whether you can give us some color on that.

Stephen Light

Sure, happy to. We assess inventory levels in a couple of different ways. The first is by using industry association data, which I’m not allowed — which we, as a member of the association, are not allowed to publish, but we use that as the baseline. And then we go out and have 52 target customers, whose inventories of paper machine clothing, we physically count. And that spans Europe and North America, spans every grade of paper. And in the prepared remarks we indicated that we saw customers at 85% to 90% of January 2007 levels. And that’s the means by which we do that. Now customer inventories have been stable for about the last 5 months, and that’s the — that also mentioned in the remarks was the end of the inventory rebuilding. So it looks like, if you will, as the demand softened — as we saw demand and demand softened, it actually, was bringing demand more in line with consumption. The rebuild of the inventories had ended. So now we’re really looking at structural growth. And paper tonnage production for 2012 according to RISI, the forecasting organization, is supposed to increase 2.7%, but that’s different around the globe, with Europe slightly down, North America about flat, Asia up strongly and South America up 2.4%. 2.7% true growth in volume would be very good for us.

Operator

There are no further questions in queue at this time. Gentlemen, please proceed with any closing remarks.

Stephen Light

Ladies and gentlemen, thank you very much for spending your time with us this morning. We look forward to speaking with you about our Q1 [2012] results in the early part of May. Thank you very much, and have a good day. Bye-bye now.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may disconnect your lines. Good day.